As filed with the Securities and Exchange Commission on January 24, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under THE SECURITIES ACT OF 1933

ASCENTAGE PHARMA GROUP INTERNATIONAL

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

68 Xinqing Road

Suzhou Industrial Park

Suzhou, Jiangsu

China

+86-512-85557777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pre-IPO Share Option Plan

Post-IPO Share Option Plan

2018 Restricted Share Unit Scheme

2021 Restricted Share Unit Scheme

2022 Restricted Share Unit Scheme

(Full title of the Plans)

Ascentage Pharma Group Inc.

700 King Farm Blvd, Suite 510

Rockville, Maryland 20850

(301) 291-5658

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard	Weiheng Chen
Megan J. Baier	Winfield Lau
Jennifer Fang	Wilson Sonsini Goodrich & Rosati
David G. Sharon	Professional Corporation
Wilson Sonsini Goodrich & Rosati	Suite 1509, 15/F Jardine House 1
Professional Corporation	Connaught Place Central Hong Kong
1301 Avenue of the Americas, 40th	+852 3972-4955
Floor
(212) 999-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Ascentage Pharma Group International (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	Amendment No. 1 to the Registrant’s registration statement on Form F-1 (File No. 333-284064), filed with the Commission on January 21, 2025, which contains the Registrant’s financial statements for the latest fiscal year for which such statements have been filed;

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-42484) filed with the Commission on January 21, 2025, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors (apart from auditors), except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s second amended and restated memorandum and articles of association provide that the registrant will indemnify each director, managing director, alternate director, auditor, secretary and other officer for the time being of the registrant and the trustees (if any) for the time being acting in relation to any of the registrant’s affairs, and their respective executors or administrators against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person by reason of any act done, concurred in or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, other than by reason of such person’s own dishonesty or fraud. In addition, the registrant has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the registrant’s second amended and restated memorandum and articles of association.

Under the registrant’s form of indemnification agreement, the registrant agrees to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed herewith:

Exhibit		Incorporated by Reference				Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Herewith
3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect	F-1	333-284064	3.1	December 27, 2024

4.1	Form of Specimen American Depositary Receipt	F-6	333-284315	(a)	January 16, 2025

4.2	Registrant’s Specimen Certificate for ordinary shares	F-1	333-284064	4.2	December 27, 2024

4.3	Form of Deposit Agreement, among the Registrant, the depositary and all holders and beneficial owners of American Depositary Shares	F-6	333-284315	(a)	January 16, 2025

Exhibit		Incorporated by Reference				Filed
Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Herewith
5.1	Opinion of Walkers (Hong Kong) regarding the validity of the ordinary shares being registered					X

10.2	Pre-IPO Share Option Plan	F-1	333-284064	10.2	December 27, 2024

10.3	Post-IPO Share Option Plan	F-1	333-284064	10.3	December 27, 2024

10.4	2018 RSU Scheme	F-1	333-284064	10.4	December 27, 2024

10.5	2021 RSU Scheme	F-1	333-284064	10.5	December 27, 2024

10.6	2022 RSU Scheme	F-1	333-284064	10.6	December 27, 2024

23.1	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm					X

23.2	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page)					X

107	Filing Fee Table					X

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Suzhou, China on January 24, 2025.

Ascentage Pharma Group International

By:	/s/ Dajun Yang
Name: Dajun Yang
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Dr. Dajun Yang and Thomas J. Knapp and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dajun Yang	Chief Executive Officer and Chairman	January 24, 2025
Dajun Yang, M.D., Ph.D.	(Principal Executive Officer)

/s/ Jin Cao	Head of Finance	January 24, 2025
Jin Cao	(Principal Financial and Accounting Officer)

/s/ Marina S. Bozilenko	Director	January 24, 2025
Marina S. Bozilenko

/s/ Marc Lippman	Director	January 24, 2025
Marc Lippman, M.D.

/s/ Simon Dazhong Lu	Director	January 24, 2025
Simon Dazhong Lu, Ph.D.

/s/ Wei Ren	Director	January 24, 2025
Wei Ren

/s/ David Sidransky	Director	January 24, 2025
David Sidransky, M.D.

/s/ Shaomeng Wang	Director	January 24, 2025
Shaomeng Wang, Ph.D.

/s/ Changqing Ye	Director	January 24, 2025
Changqing Ye

/s/ Debra Yu	Director	January 24, 2025
Debra Yu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ascentage Pharma Group Inc., has signed this registration statement or amendment thereto in Rockville, Maryland on January 24, 2025.

ASCENTAGE PHARMA GROUP INC.

By:	/s/ Dajun Yang
	Name:	Dajun Yang
	Title:	Chairman and Chief Executive Officer